Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	At Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES FISCAL 2013
EARNINGS OF $6.3 MILLION, AN INCREASE OF 25.7%

•Total equity to assets of 25.13%
•Noncovered loan growth of 10.10%
•Noninterest expense 9.9% lower than prior year
•Nonperforming noncovered assets at 0.49% of total noncovered assets
•Basic and diluted EPS of $0.30 for the year

West Point, Georgia, November 8, 2013 — Charter Financial Corporation (the “Company”) (NASDAQ: CHFN) today reported net income of $6.3 million, or $0.30 per basic and diluted share for the year ended September 30, 2013, an improvement from $5.0 million, or $0.26 per basic and diluted share, for the year ended September 30, 2012. For the quarter ended September 30, 2013 net income was $0.9 million, or $0.04 per basic and diluted share, compared with $1.8 million, or $0.09 per basic and diluted share, for the quarter ended September 30, 2012.

The Company's total assets were $1.1 billion at September 30, 2013, an increase of $57.2 million from September 30, 2012. Total stockholders' equity grew to $273.8 million at September 30, 2013 from $142.5 million at September 30, 2012 due to the completion of the conversion to a full stock company from the mutual holding company structure. Net non-covered loans grew $43.2 million, or 10.10%, to $470.9 million at September 30, 2013 from $427.7 million at September 30, 2012. At September 30, 2013, $109.0 million of net loans receivable were covered by FDIC loss sharing, down from $166.2 million at September 30, 2012. Of the remaining $109.0 million of loans covered by loss sharing, $21.4 million are considered problem loans and are handled by the Company's special assets group with the remaining $87.6 million generally considered “pass” credits.

Chairman and CEO Robert L. Johnson said, “This was a progressive year for Charter Financial as we successfully completed the conversion to a full-stock company, enhanced financial results, and ended the year with a robust capital position. Further, we are pleased with the non-covered loan growth for the year and, particularly for the quarter ended September 30, 2013, that the legacy loan growth exceeded the covered loan run-off. We hope these trends continue, thereby allowing us to invest some of the liquidity acquired in the FDIC-assisted acquisitions. We continue to face headwinds as our purchased loan discount accretion declines. Accordingly, achieving loan growth is a key component of our strategy to replace income.”

Total deposits were $751.3 million at September 30, 2013 compared with $800.3 million at September 30, 2012. Core deposits increased to $475.4 million at September 30, 2013 from $456.3 million at September 30, 2012. Total deposits

Exhibit 99.1

were lower at September 30, 2013 due to decreases of $15.5 million in wholesale time deposits and $52.6 million in non-wholesale time deposits. Borrowings decreased to $60.0 million at September 30, 2013 from $81.0 million at September 30, 2012.

Net interest income decreased to $35.3 million for the year ended September 30, 2013, from $37.5 million for the year ended September 30, 2012. Total interest income decreased to $42.6 million for the year ended September 30, 2013, compared to $48.1 million for the year ended September 30, 2012 primarily as a result of a decrease in the average loan balances. Interest expense decreased to $7.4 million for the year ended September 30, 2013, compared to $10.6 million for the year ended September 30, 2012, primarily as a result of lower expenses on certificates of deposit and borrowings. The average balance of certificates of deposit decreased $76.1 million and the average yield decreased 0.28%.

Net interest margin decreased to 3.82% for the year ended September 30, 2013, compared with 4.17% for the year ended September 30, 2012. The net interest margin for the quarter ended September 30, 2013 was 3.44% compared to 4.09% for the same quarter of the prior year. The net interest margin without accretion for the quarter ended September 30, 2013 was 2.68%.

Noninterest income decreased to $11.7 million for the year ended September 30, 2013, compared to $12.9 million for the year ended September 30, 2012. Noninterest income was lower due to a decrease in FDIC indemnification asset income of $1.4 million for the year ended September 30, 2013, compared to the year ended September 30, 2012. The decrease in indemnification asset income was partially due to reduced accretion and the remainder was due to impairment. Fees on deposits increased to $7.8 million for the year ended September 30, 2013, compared to $7.0 million for the year ended September 30, 2012.

Noninterest expense decreased to $36.3 million for the year ended September 30, 2013, compared to $40.3 million for the year ended September 30, 2012. A decrease in net cost of REO contributed $1.1 million to the reduction. Compensation expense decreased $0.9 million and marketing expense decreased $0.6 million both due to increased 2012 costs related to acquisitions.

The Company recorded a loan loss provision of $1.4 million on non-covered loans and $89,000 on covered loans for the year ended September 30, 2013, compared to $3.3 million on non-covered loans and $1.2 million on covered loans for the year ended September 30, 2012.

“We are delighted with the continued improvement in our asset quality. Nonperforming assets not covered by FDIC loss-sharing stand at 0.49% of total assets and our loan loss reserves are 1.70% of loans not covered by loss-sharing. We continuously review our progress with the resolution of the assets covered by loss sharing and are pleased with developments. We recorded $0.6 million of indemnification asset impairment this year and have approximately the same amount to amortize over the next year.”

For the year ended September 30, 2013, income tax expense was $2.9 million, or an effective tax rate of 31.44%, compared to $639,000, or an effective tax rate of 11.38% for the year ended September 30, 2012. This increase was due primarily to a lower than normal income tax expense for the year ended September 30, 2012 related to an uncertain tax position that was resolved in that year.

Mr. Johnson concluded, “We have continued challenges ahead but believe we are well positioned to continue our momentum into 2014. Given the capital management tools available to us and our new capital, we have opportunities for long-term growth.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. On April 8, 2013, Charter Financial completed its conversion and reorganization from the mutual holding company form of organization to the stock holding company form of organization. CharterBank

Exhibit 99.1

is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Exhibit 99.1

Charter Financial Corporation
Selected Financial Data (unaudited)
in thousands except share and per share data

	September 30,	September 30,	June 30,
	2013	2012 (1)	2013

Total Assets	$1,089,406	$1,032,220	$1,125,362
Cash and Cash Equivalents	161,452	108,828	190,657
Loans Receivable, Net	579,854	593,904	564,293
Non-covered Loans Receivable, Net	470,863	427,676	443,581
Covered Loans Receivable, Net	108,991	166,228	120,712
Other Real Estate Owned	15,684	24,010	14,546
Non-covered Other Real Estate Owned	1,615	2,107	1,386
Covered Other Real Estate Owned	14,069	21,903	13,160
Securities Available for Sale	215,118	189,379	226,551
Core Deposits (2)	475,426	456,292	481,230
Retail Deposits (3)	745,900	779,397	761,602
Total Deposits	751,297	800,262	769,781
Borrowings	60,000	81,000	70,000
Total Stockholders’ Equity	273,778	142,521	279,131

Book Value per Share (4) (5)	$12.03	N/A	$12.27
Tangible Book Value per Share (4) (5)	$11.81	N/A	$12.04

Minority Shares Outstanding (4)	—	7,923,379	—
Total Shares Issued – at Period End (4)	22,752,214	19,974,515	22,752,214
Weighted Average Total Shares Outstanding – Basic (4)	20,629,531	19,501,312	20,165,850
Weighted Average Total Shares Outstanding – Fully Diluted (4)	20,792,089	19,537,348	20,296,461
__________________________________

(1)	Financial information as of September 30, 2012 has been derived from audited financial statements.

(2)	Core deposits include transaction accounts, money market accounts and savings accounts.

(3)	Retail deposits include Core Deposits and certificates of deposit excluding brokered and wholesale certificates of deposit.

(4)	Share and per share amounts have been restated to reflect the completion of the second-step conversion using a conversion ratio of 1.2471 on shares held by the public prior to April 8, 2013.

(5)	Due to the completion of the second-step conversion on April 8, 2013, September 30, 2012 per share amounts are not comparable to other periods presented and have not been included.

Exhibit 99.1

Charter Financial Corporation
Selected Operating Data (unaudited)
in thousands except share and per share data

	Year Ended		Three Months Ended
	September 30,		September 30,		June 30,	March 31,
	2013	2012	2013	2012	2013	2013

Total Interest Income	$42,636	$48,101	$9,925	$11,155	$10,654	$11,006
Total Interest Expense	7,361	10,589	1,661	2,134	1,743	1,902
Net Interest Income	35,275	37,512	8,264	9,021	8,911	9,104
Provision for Loan Losses on Non-covered Loans	1,400	3,300	300	1,200	500	300
Provision (Credit) for Loan Losses on Covered Loans	89	1,202	(5)	237	42	(42)
Net Interest Income after Provision for Loan Losses	33,786	33,010	7,969	7,584	8,369	8,846
Noninterest Income	11,653	12,912	2,802	3,618	2,662	2,977
Noninterest Expense	36,314	40,304	9,469	8,593	8,763	9,757
Income before Income Taxes	9,125	5,618	1,302	2,609	2,268	2,066
Income Tax Expense	2,869	639	382	858	650	682
Net Income	$6,256	$4,979	$920	$1,751	$1,618	$1,384

Earnings per Share – Basic (1)	$0.30	$0.26	$0.04	$0.09	$0.07	$0.07
Earnings per Share – Fully Diluted (1)	0.30	0.26	0.04	0.09	0.07	0.07
Cash Dividends per Share	0.35	0.08	0.30	—	0.05	—

Net Charge-offs – Legacy Loans	$1,401	$4,480	$492	$1,556	$665	$136
Deposit Fees	7,754	7,012	2,011	1,950	1,915	1,878
Gain on Sale of Loans	1,334	962	192	353	407	385
__________________________________

(1)	Shares held by the public prior to April 8, 2013, have been restated to reflect the completion of the second-step conversion using a conversion ratio of 1.2471.

Exhibit 99.1

Charter Financial Corporation
Financial Ratios (unaudited)

	Year Ended		Three Months Ended
	September 30,		September 30,		June 30,	March 31,
	2013	2012	2013	2012	2013	2013

Return on Equity (annualized)	2.98%	3.58%	1.32%	4.95%	2.38%	3.83%
Return on Assets (annualized)	0.58%	0.46%	0.33%	0.68%	0.56%	0.54%
Net Interest Margin (annualized)	3.82%	4.17%	3.44%	4.09%	3.63%	4.14%
Bank Core Capital Ratio	18.56%	12.16%	18.56%	12.16%	17.94%	11.33%
Bank Total Risk Based Capital	33.83%	19.22%	33.83%	19.22%	34.62%	23.01%
Effective Tax Rate	31.44%	11.38%	29.37%	32.88%	28.64%	33.02%

Ratios of Non-covered Assets:
Allowance for Loan Losses as a % of Total Loans	1.70%	1.87%	1.70%	1.87%	1.85%	1.98%
Allowance for Loan Losses as a % of Nonperforming Loans	280.32%	237.69%	280.32%	237.69%	237.93%	276.92%
Nonperforming Assets as a % of Total Loans and REO	0.94%	1.27%	0.94%	1.27%	1.08%	1.00%
Nonperforming Assets as a % of Total Assets	0.49%	0.69%	0.49%	0.69%	0.52%	0.46%
Net Charge-offs as a % of Average Loans (annualized)	0.32%	0.86%	0.43%	1.43%	0.61%	0.13%